EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 2, 2024 with respect to the statement of condition including the related portfolio schedule of Balanced Dividend Sustainability & Income Portfolio 2024-2 (included in Invesco Unit Trusts, Series 2359) as of May 2, 2024 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-277891) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
May 2, 2024